Exhibit 10.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

License Agreement- Non-Exclusive

(expresSF+® cells)

This License Agreement (the “Agreement”) is entered into and made effective the 22nd day of March, 2007, (the “Effective Date”) between PROTEIN SCIENCES CORPORATION, whose principal place of business is at 1000 Research Parkway, Meriden, CT 06512 USA (hereinafter referred to as “LICENSOR”) and AMSTERDAM MOLECULAR THERAPEUTICS whose principal place of business is at Meibergdreef 61, P.O. Box 22506, 1100 DA Amsterdam, The Netherlands, (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS, LICENSOR is the assignee of U.S. Patent No. [**];

WHEREAS, LICENSEE desires to acquire a non-exclusive worldwide license under the Licensed Patent and to use the Technology for Product research, development and commercialization purposes; and

WHEREAS, LICENSOR warrants that it possesses the right to license the Licensed Patent (as herein defined);

NOW THEREFOR, for these and other valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS:

1.1  “Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSOR or LICENSEE.  For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2  “Product(s)” shall mean any recombinant Adeno-associated Virus (rAAV) vector product (or part thereof) that is developed as a direct result of LICENSEE’s use of the Technology and which product (or part thereof) is listed in Appendix I to this Agreement, it being understood that Appendix I may be amended during the term of this Agreement to incorporate new Product(s) developed by LICENSEE.

1.3  “Technology” shall mean the cells marketed by LICENSOR as expresSF+® cells, or the cells deposited by LICENSOR at the ATCC as CRL-12579, and any progeny or derivatives thereof.

1.4  “Territory” shall mean the world.

1.5  “Licensed Patent” shall mean claims 1-8 of U.S. Patent No. [**] and any counterparts thereto in the Territory.

1.6  “Intellectual Property Rights” shall mean the Licensed Patent, the Technology and the know how associated therewith.

2. GRANT:

2.1  In consideration for payment of fees, LICENSOR hereby (i) grants to LICENSEE a non-exclusive license under the Licensed Patent and the Technology and know how involving the Technology in the Territory, without the right to sublicense, and (ii) transfers cells, both for the following uses: to research and have researched, to develop and have developed, to manufacture and have manufactured, to import and have imported, to market and have marketed and to offer for sale and sell Products anywhere in the Territory (“Permitted Acts”).  By this Agreement, LICENSOR is not granting — either expressly or by implication — any licenses under any other patents or technology owned or licensed by LICENSOR, including U.S. Patents Nos. [**].

2.2  LICENSEE agrees that the Technology is covered by the Licensed Patent and that if LICENSEE challenges the validity of the Licensed Patent or uses any allegation of invalidity — either by LICENSEE or a third party — as a basis for non-payment of fees hereunder, then LICENSOR shall have the right to terminate this Agreement pursuant to Section 12.1.

2.3  LICENSEE agrees that if either party makes commercially useful derivatives, developments or improvements to, from, of or utilizing Intellectual Property Rights, such derivatives, developments and improvements and all intellectual property rights therein, including patent rights, shall belong to LICENSOR. LICENSEE shall promptly notify LICENSOR of such derivatives, developments and improvements, and LICENSOR in its sole discretion shall determine whether or not to pursue intellectual property protection therefor.  At LICENSOR’s request, LICENSEE and its employees and agents shall assign to LICENSOR the intellectual property rights in, to and under the derivatives, developments and improvements to, from, of or utilizing the Intellectual Property Rights, without any additional consideration from LICENSOR, and execute all necessary documents so that LICENSOR may pursue intellectual property protection for the derivatives, developments and improvements.  As compensation for assigning the intellectual property rights in, to and under the derivatives, developments and improvements, LICENSOR hereby grants to LICENSEE a non-exclusive royalty-free license under those intellectual property rights, under the terms of this Agreement; said intellectual property rights shall thus be included in the term “Licensed Patent” as used herein.  For clarity, all conceptions, inventions, discoveries, data, information, or any results whatsoever and wheresoever generated by or upon behalf of LICENSEE in carrying out the Permitted Acts that relate solely and exclusively to only the Product and all intellectual property (including secret know how) or property solely and exclusively covering or relating thereto shall be solely owned by the LICENSEE, provided that, effective from and after termination of this Agreement, LICENSOR is hereby granted a royalty-free, perpetual, irrevocable, sublicensable non-exclusive license therein in the Territory.

2.4  LICENSOR agrees to provide regulatory and technical support in the manufacturing of the LICENSEE’s master (working) cell bank (MCB/WCB) and the LICENSEE’s master (working) virus bank (MVB/WVB) using the Technology.  The regulatory support will include a documentation package regarding history and characterization of the Technology for cGMP manufacturing, including the signed certificate of analysis for WCB #040704 or any other MCB owned by PSC of which a vial will be send to AMT.  The fees payable by the LICENSEE hereunder shall include ten hours of technical and FDA or EMEA/CHMP regulatory assistance from the LICENSOR.  Any hours exceeding this will be billed at $[**] USD/hour.

2.5  LICENSEE agrees to provide LICENSOR with EMEA/CHMP filing reference numbers so that LICENSOR can refer to such filings solely in relation to the LICENSOR’s corresponding regulatory filings covering the Technology.

3. TERM:

This Agreement and the license granted by this Agreement shall be non-exclusive for a term commencing as of the Effective Date of this Agreement and continuing thenceforth subject to payment of the fees set out in Section 8, unless terminated pursuant to Section 12.

4. UNITED STATES LAWS:

4.1  It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

5. USE OF TRADEMARK:

5.1  LICENSOR shall have no responsibility with respect to LICENSEE’S own trademarks and tradename, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.  LICENSEE agrees that LICENSOR may include LICENSEE’s name in any listings by LICENSOR of LICENSOR’s licensees. LICENSEE shall not use LICENSOR’s names or marks without the express written permission of LICENSOR.

6. INDEMNIFICATION:

6.1  LICENSEE agrees to release, indemnify and hold harmless the LICENSOR, its directors, officers and employees against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against LICENSOR, its directors, officers and employees as a result of or arising out of use, production, manufacture, sale, lease, consumption or advertisement by, or on behalf of, LICENSEE of any Product or Technology licensed under this Agreement.

7. WARRANTY:

7.1  LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER,

INCLUDING, WITHOUT LIMITATION, THE CONDITION, INCLUDING PURITY, OF ANY INVENTION(S), TECHNOLOGY OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION, TECHNOLOGY OR PRODUCT; OR OWNERSHIP; OR THAT THE USE OF THE LICENSED PATENT, TECHNOLOGY OR PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS.  LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE TECHNOLOGY OR PRODUCT.

7.2  LICENSOR represents and warrants that is has good title to the Technology and Licensed Patent and has the right to license the Licensed Patent as provided herein.  LICENSEE agrees to indemnify, hold harmless, and defend LICENSOR from and against any and all claims, loss, damages, or expenses arising out of any third party claims of infringement resulting from the use by LICENSEE of the Technology or out of the use, sale or other disposition of Products.

8. FEES AND CELLS:

8.1  In consideration of the license herein granted, LICENSEE shall pay fees to LICENSOR as follows:

(a) License Issue Fee of $50,000 that shall be deemed earned and due immediately upon the execution of this Agreement, at which time the LICENSEE shall be provided with a supply of [**].

(b) A license fee of $50,000 for every additional product added to Appendix I upon the addition of such Product to Appendix I; and

(c) License Maintenance Fees of $[**] on each one-year anniversary thereafter, upon receipt of which by LICENSOR, the LICENSEE be provided with a supply of up to [**] if the LICENSEE so requests.

8.2  All payments shall be made hereunder in U.S. dollars.

9. MARKING AND STANDARDS:

9.1  LICENSEE agrees to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by LICENSEE. LICENSEE agrees that all Products manufactured and/or sold by it shall be of a quality that is appropriate to products of the type here involved.  LICENSEE shall use appropriate patent marking on Products with respect to the Licensed Patent.

10. ASSIGNMENT:

10.1  This Agreement is not assignable by LICENSEE or by operation of law without the prior written consent of LICENSOR at its sole discretion.

10.2  This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSEE. This Agreement shall extend to and be binding upon the successors and legal representatives and assigns of LICENSOR.

11. NOTICE:

Any notice, payment, or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing.  If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

All correspondence to LICENSEE shall be addressed as follows:

Sander J.H. van Deventer
Chief Scientific Officer

Amsterdam Molecular Therapeutics

Meibergdreef 61

1105 BA Amsterdam

The Netherlands

All correspondence to LICENSOR shall be addressed as follows:

Manon M.J. Cox
Chief Operating Officer

Protein Sciences Corporation

1000 research Parkway

Meriden, CT 06512 USA

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

12. TERMINATION:

12.1  LICENSOR and LICENSEE shall have the right to terminate this Agreement if the other party commits a material breach of an obligation under this Agreement and continues in default for more than [**] months after receiving written notice of such default.  Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default.

12.2  LICENSEE agrees that breach of terms of this Agreement would immediately and irreparably damage LICENSOR in a way not capable of being fully compensated by monetary damages and accordingly, the LICENSOR is entitled to injunctive relief in addition to such other relief to which it may be entitled at law or in equity.

12.3  The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Product. Accordingly, LICENSEE covenants and agrees that in the event any proceedings under the Dutch Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and, LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

12.4  LICENSEE shall have the right to terminate this Agreement upon ninety (90) days notice prior to each anniversary date hereof.

12.5  Any termination of this Agreement shall be without prejudice to LICENSOR’s right to recover all amounts accruing to LICENSOR prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any Intellectual Property Right that is the subject matter of this Agreement. Upon termination, LICENSEE shall have the right to dispose of Products then in its possession and to complete existing contracts for such products, so long as contracts are completed within [**] months from the date of termination. LICENSEE agrees to return to LICENSOR any Intellectual Property Rights and progeny, derivatives, developments or improvements thereof remaining in LICENSEE’s possession after [**] months from the date of termination.

13. CERTIFICATE OF INSURANCE:

13.1  LICENSEE agrees to carry and keep in force, at its expense, general and product liability insurance of not less than $[**] to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property of any person; such insurance shall not be canceled for any cause without at least [**] days prior written notice to Protein Sciences Corporation.  At the time of execution of this Agreement, LICENSEE shall provide a certificate of insurance to LICENSOR.

14. GOVERNING LAW:

Any disputes, controversies or claims which arise under, out of, in connection with, or relating to this Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut, without regard to choice of law, and the parties agree that all disputes, controversies or claims which arise under, out of, in connection with, or relating to this Agreement shall be brought in the Courts situated in the State of Connecticut for resolution thereof, and the parties therefore submit to the exclusive jurisdiction of the State and Federal Courts situated in the State of Connecticut for resolution of all disputes, controversies or claims which arise under, out of, in connection with, or relating to this Agreement.

15. CAPTIONS:

The captions and Section headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

16. SEVERABILITY:

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

17. SURVIVAL:

17.1  The provisions of Sections 2.3, 4, 5, 6, 7, 8 and 14 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

17.2  The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

18. AMENDMENT:

No amendment or modification of the terms of this Agreement, including any modification or amendment of this Section, shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

19. WAIVER:

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be deemed a waiver of any other right hereunder.

20. ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

Protein Sciences Corporation		Amsterdam Molecular Therapeutics

By:	/s/ Manon M.J. Cox	By:	/s/ Sander J.H. van Deventer
Manon M.J. Cox		Sander J.H. van Deventer
Chief Operating Officer		Chief Scientific Officer

APPENDIX I

1.                                      Any rAAV Vector for the treatment of lipoprotein lipase deficiency disease in humans.

License Agreement - Non-Exclusive

(express+® cells)

AMENDMENT

Reference is made to a certain License Agreement dated as of March 22, 2007 by and between PROTEIN SCIENCES CORPORATION, whose principal place of business is at 1000 Research Parkway, Meriden, CT 06512 USA (hereinafter referred to as “LICENSOR”) and Amsterdam Molecular Therapeutics (AMT) B.V. whose principal place of business is at Meibergdreef 61, P.O. Box 22506,1100 DA Amsterdam, The Netherlands, (hereinafter referred to as “LICENSEE”), as amended (the “Agreement”).

Whereas:

On 10 May 2012, Amsterdam Molecular Therapeutics (AMT) B.V. changed its name to uniQure biopharma B.V.

LICENSOR and LICENSEE agree to amend the Agreement by adding to Appendix I thereof the following:  “any rAAV Vector for the treatment of Acute Intermittent Porphyria disease in humans; any rAAV Vector for the treatment of Hemophilia B disease in humans”.  The revised Appendix I is attached to this Agreement.

The Agreement is further amended as follows:

1.              In Section 2.1 of the Agreement, the words “without the right to sublicense” shall be changed to “with the right to sublicense”, subject to the provision of Clause 4 of this Amendment.

2.              Any Product LICENSEE proposes to add to Appendix I shall be automatically granted to LICENSEE as an exclusive license in the Territory subject to LICENSEE certifying to LICENSOR that it has acquired intellectual property covering such Product or it is actively developing such Product and subject further to a [**]-day period during which LICENSOR shall notify LICENSEE if LICENSOR has, prior to LICENSEE’S proposed addition, (i) already granted a third party an exclusive license to such Product or competitive product or (ii) LICENSOR has an ongoing internal development program itself for such Product or a competitive product, in which case such Product will not be added to Appendix I.  In the event that LICENSOR has granted a non-exclusive license to a third party for such Product or a competitive product, such Product will be added to Appendix I but designated as non-exclusive.  After the lapse of the aforementioned [**]-day period without notification to LICENSEE by LICENSOR, the Product concerned shall be automatically granted to LICENSEE as an exclusive license in the Territory.

3.              Section 2.3 of the Agreement is amended as follows:

a.              The portion of the last sentence shall be deleted starting with phrase “,provided that,”; and

b.              Each time the phrase “Intellectual Property Rights” is used in such Section it is amended to read “Intellectual Property Rights or Technology”.

4.              Section 8 of the Agreement is amended as follows:

a.              The $[**] annual fee in respect of each Product in Appendix I shall not be payable after a total of $[**] has been paid in respect of such Product or such Product is no longer being developed;

b.              The maximum amount payable per annum in respect of Appendix I is $[**] per year regardless of the number of Products listed therein, and

c.               In addition to the fees payable in respect of Products listed in Appendix I, in the event any Product that is or has been listed in Appendix I is being sold by LICENSEE in any market or is partnered with, licensed to or funded by another entity, LICENSOR shall be entitled to a fee of $[**] per year payable from the date such Product is first sold or such partnership, license or funding occurs and ending on the earlier of ten (10) years after the first commercial sale of the Product or the date such Product is no longer being sold in any market or such partnership, license or funding is terminated.

5.              uniQure biopharma B.V.  may sublicense under the Licensed Patent and the Technology and know how involving the Technology to the extent and only to the extent that such sublicense is reasonably necessary for a sublicensee to research, have researched, develop, have developed, manufacture, have manufactured, import, have imported, market, have marketed, offer for sale, sell and have sold a Product listed in Appendix 1 in the Territory.  No general license to use the Technology by such sublicensee is implied or granted by the foregoing.  Section 10 is amended to provide that LICENSEE may assign the Agreement in the event of a reorganization, merger, transfer, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of LICENSEE.

In all other respects the Agreement is unchanged.

PROTEIN SCIENCES CORPORATION		uniQure biopharma B.V.

By:	/s/Manon M.J. Cox	By:	/s/ Piers Morgan
Manon M.J. Cox		Name: Piers Morgan
President and CEO		Title: CFO
Date: June 13, 2012		Date: June 13, 2012

APPENDIX I

1.              Any rAAV Vector for the treatment of lipoprotein lipase deficiency disease in humans.   Exclusive.

2.              Any rAAV Vector for the treatment of Acute Intermittent Porphyria disease in humans.   Exclusive.

3.              Any rAAV Vector for the treatment of Hemophilia B disease in humans.   Exclusive.